PRESS RELEASE

                                               Dataram Contact:
                                               Mark Maddocks
                                               Vice President-Finance, CFO
                                               609-799-0071
                                               info@dataram.com




          DATARAM REPORTS FISCAL 2010 SECOND QUARTER FINANCIAL RESULTS


PRINCETON, N.J. November 24, 2009 - Dataram Corporation (NASDAQ: DRAM) today reported its financial results for its fiscal second quarter ended October 31, 2009. Revenues for the second quarter were $10.7 million, which compares to $7.1 million for the comparable prior year period. Revenues for the first six months of the current fiscal year were $19.9 million, which compares to $14.6 million for the comparable prior year period. The Company's recently acquired Micro Memory Bank business unit generated approximately $3.6 million and $6.5 million in revenues, respectively in the second quarter and first six months of the current fiscal year versus nil in the prior fiscal year.

John H. Freeman, Dataram's president and CEO commented, "During our fiscal second quarter, we have seen demand increase as the economy recovers from the worldwide financial crises. Our memory solutions business has improved performance to the point where it is operating at a near cash break even level. I am confident that our sales and marketing strategy will drive further profitable growth. The price of memory has been volatile and we are seeing significant price increases. The upward pricing was based on consolidation of manufacturers, reduced production by manufacturers and increased demand. We expect that memory pricing will continue to increase at a slower pace and in a less volatile manner."

Mr. Freeman continued, "We recently announced at the Storage Networking World trade show, a unique intelligent SAN optimization solution, XcelaSAN . XcelaSAN is the industry's first solution to deliver substantive application performance improvement to existing applications such as Oracle, SQL, Exchange and VMware. XcelaSAN augments existing storage systems by transparently applying intelligent caching algorithms that serve the most active block-level data from high-speed solid state storage, creating an intelligent, virtual solid state SAN. This breakthrough solution allows organizations to dramatically increase the performance of their existing business-critical applications without the costly hardware upgrades or over-provisioning of storage typically found in current solutions for increased performance. This product launch supports our corporate strategy to deliver data center solutions that optimize performance, leverage existing IT investments, and make measurable reductions in the total cost of ownership associated with these assets. On a limited basis this product is currently being shipped in our fiscal third quarter to select early install clients. We expect the product to be generally available early in 2010. Over the past 18 months, the Company has made significant investments in research and development, primarily associated with the development of this product. In the second quarter and first six months of the current fiscal year, we incurred approximately $1.6 million and $2.5 million, respectively of total expense in that area which compares to approximately $254,000 and $466,000 in the comparable prior year periods. Current year second quarter expenditures include approximately $402,000 of non-recurring expense related to the development of this product. We anticipate our third quarter research and development costs to be less than $1.0 million.

The Company incurred a net loss for the second quarter of the current fiscal year of $1.6 million, or $0.18 per diluted share, which compares to a net loss of $393,000, or $0.04 per diluted share for the comparable prior year period. Current fiscal year six months net loss totaled approximately $2.6 million, or $0.29 per diluted share, which compares to an approximate net loss of $999,000, or $0.11 per diluted share in same prior year period.
Last fiscal year's six months net loss included a charge to selling, general and administrative expense of approximately $716,000 related to a retirement agreement entered into with the Company's former chief executive officer.

Mr. Freeman concluded, "Our financial condition remains strong. Our current ratio is 3.8 and our book value is $2.13 per share. I look forward to reporting on our progress next quarter."


ABOUT DATARAM CORPORATION

Founded in 1967, Dataram is a worldwide leader in the manufacture of high-quality computer memory, storage and software products. Our products and services deliver IT infrastructure optimization, dramatically increase application performance and deliver substantial cost savings. Dataram solutions are deployed in 70 Fortune 100 companies and in mission-critical government and defense applications around the world. For more information about Dataram, visit www.dataram.com.


The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.


                         Financial Tables Follow


                               DATARAM CORPORATION
                       CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share amounts)
                                      (Unaudited)



                                 Second Quarter Ended     Six Months Ended
                                     October 31,             October 31,
                                 ____________________     ________________
                                  2009           2008       2009      2008

Revenues                      $  10,673      $  7,059   $  19,863  $  14,622

Costs and expenses:
  Cost of sales                   7,937         4,660      14,592      9,595
  Engineering and development       259           302         512        634
  Research and development        1,621           254       2,495        466
  Selling, general and
    administrative                3,113         2,370       5,842      5,428
  Stock-based compensation
    expense*                        225           130         380        256
  Intangible asset amortization     164             -         328          -
                              _________      ________   _________  _________
                                 13,319         7,716      24,149     16,379
                              _________      ________   _________  _________

Loss from operations             (2,646)         (657)     (4,286)    (1,757)

Other income (expense)              (12)           16          22        125
                              _________      ________   _________  _________

Loss before income taxes         (2,658)         (641)     (4,264)    (1,632)

Income tax benefit               (1,042)         (248)     (1,670)      (633)
                              _________      ________   _________  _________

Net loss                      $  (1,616)     $   (393)  $  (2,594) $    (999)
                              =========      ========   =========  =========

Net loss per share:
  Basic                       $   (0.18)     $   (0.04) $  (0.29)  $   (0.11)
                              =========      =========  ========   =========
  Diluted                     $   (0.18)     $   (0.04) $  (0.29)  $   (0.11)
                              =========      =========  ========   =========
Weighted average number of
  share outstanding:
  Basic                           8,869         8,869       8,869      8,869
                              =========      ========   =========  =========
  Diluted                         8,869         8,869       8,869      8,869
                              =========      ========   =========  =========

*Stock-based compensation expense is recorded as a component of selling, general and administrative expenses in the Company's financial statements filed with the Securities and Exchange Commission on Form 10-Q.


                               DATARAM CORPORATION
                       CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (In thousands)
                                   (Unaudited)



                                 October 31, 2009         April 30, 2009

ASSETS
Current assets
  Cash and case equivalents      $          4,120        $        12,525
  Accounts receivable, net                  5,434                  3,381
  Inventories                               5,587                  2,201
  Deferred income taxes                       511                    300
  Other current assets                        213                    126
                                 _______________________________________
    Total current assets                   15,865                 18,533

Deferred income taxes                       4,730                  3,282

Property and equipment, net                 1,305                  1,100

Intangible assets, net                      1,176                  1,504

Other assets                                  118                    136
                                 _______________________________________

Total assets                     $         23,194        $        24,555
                                 =======================================


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable               $          2,497        $         1,386
  Accrued liabilities                       1,624                  1,689
                                 _______________________________________
    Total current liabilities               4,121                  3,075

Accrued liabilities                           219                    381

Stockholders' equity                       18,854                 21,099
                                 _______________________________________

Total liabilities and
stockholders' equity             $         23,194        $        24,555
                                 =======================================